Exhibit 10.4

ELECTRONICALLY SERVED

6/26/2025 9:29 AM

David Koch, Nevada Bar No. 8830

dkoch@kskdlaw.com

KING SCOW KOCH DURHAM LLC

11500 S. Eastern Avenue, Suite 210

Henderson, Nevada 89052

Telephone: 702.833.1100

Facsimile: 702.833.1107

Barak Cohen, Pro hac vice pending

BCohen@perkinscoie.com

PERKINS COIE LLP

700 Thirteenth Street, N.W., Suite 800

Washington, D.C. 20005-3960

Telephone: 202.654.6200

Facsimile: 202.654.6211

Attorneys For Defendants Douglas Anderson and Gen. Russel
Honoré and Counterclaimants AmeriGuard Security Services, Inc.
(Nevada), Douglas Anderson and Gen. Russel Honoré

EIGHTH JUDICIAL DISTRICT COURT
CLARK COUNTY, NEVADA

Case No. A-25-921392-B
AMERIGUARD SECURITY SERVICES, INC.,
a Nevada corporation; LAWRENCE GARCIA,	Department IX
an individual,

Plaintiffs,
COUNTERCLAIMANTS’
vs.	APPLICATION FOR TEMPORARY
RESTRAINING ORDER ON ORDER
DOUGLAS ANDERSON, an individual;	SHORTENING TIME AND MOTION
RUSSEL HONORE, an individual; DOES 1	FOR PRELIMINARY INJUNCTION
through 10, inclusive; and ROE ENTITIES I
through X, inclusive,
Defendants.

HEARING REQUESTED ON
AMERIGUARD SECURITY SERVICES, INC.	SHORTENED TIME
(NEVADA), DOUGLAS ANDERSON, and
GEN. RUSSEL HONORÉ

Counterclaimants,

v.

LAWRENCE D. GARCIA, an individual,
WILHELM CASHEN, an individual,
TERRENCE SLATIC, an individual, and
MICHAEL GOOSSEN, an individual,

Counterdefendants.

Case Number: A-25-921392-B

Counterclaimants, AMERIGUARD SECURITY SERVICES, INC. (NEVADA) (“AGSS”), DOUGLAS ANDERSON (“Director Anderson”), and GENERAL RUSSEL HONORÉ (“Director Honoré”), by and through their counsel of record, hereby seek a temporary restraining order and preliminary injunction against Counterdefendants Lawrence D. Garcia (“Counterdefendant Garcia”), Wilhem Cashen (“Counterdefendant Cashen”), Terrence Slatic (“Counterdefendant Slatic”), and Michael Goossen (“Counterdefendant Goossen”):

1.             Prohibiting the appointment of Counterdefendants Cashen and Slatic to the Board of Directors (“Board”), including any position on the Compensation and Audit Committees;

2.             Prohibiting Counterdefendants Cashen and Slatic from assuming Board positions, including any position on the Compensation and Audit Committees;

3.             Prohibiting the removal of Board members Director Anderson and Director Honoré from the Board;

4.             Prohibiting the reinstitution of Counterdefendant Garcia as Chief Executive Officer (“CEO”) of AGSS;

5.             Prohibiting Counterdefendants Garcia, Cashen, and Slatic from making or publishing any further false statements regarding their purported positions at and on the Board of AGSS,

6.             Prohibiting Counterdefendants Garcia, Cashen, and Slatic from taking any further action on behalf of AGSS,

7.             Prohibiting Counterdefendants Garcia, Cashen, Slatic, and Goosen from deleting any relevant documents related to this matter in accordance with the Formal Document Preservation Demand that each Defendant received on June 18, 2025; and

8.             Requiring Counterdefendants Garcia, Cashen, Slatic, and Goossen to comply with the Formal Document Preservation Demand.

This Motion intends to maintain the status quo and to prevent irreparable harm to AGSS while this case is pending. This Motion is made pursuant to Rule 65 of the Nevada Rules of Civil Procedure, NRS 33.010, and EDCR 5.520 and is based on the attached Memorandum of Points and Authorities, all papers and pleadings on file herein, and any oral or documentary evidence that may be asserted at the hearing on this matter.

Dated: June 25, 2025

By:	/s/ David Koch
David Koch, Nevada Bar No. 8830
dkoch@kskdlaw.com
KING SCOW KOCH DURHAM LLC
11500 S. Eastern Avenue, Suite 210
Henderson, Nevada 89052
Telephone: 702.833.1100
Facsimile: 702.833.1107

Barak Cohen, Pro hac vice pending
BCohen@perkinscoie.com
PERKINS COIE LLP
700 Thirteenth Street, N.W., Suite 800
Washington, D.C. 20005-3960
Telephone: 202.654.6200
Facsimile: 202.654.6211

Attorneys for Defendants Douglas
Anderson and Gen. Russel Honoré and
Counterclaimant AmeriGuard Security
Services, Inc. (Nevada)

DECLARATION OF DAVID KOCH IN SUPPORT OF
ORDER SHORTENING TIME FOR HEARING ON
APPLICATION FOR TEMPORARY RESTRAINING ORDER

I, David R. Koch, declare and state as follows:

1.             I am an attorney licensed to practice law in the State of Nevada and am attorney of record for Defendants/Counterclaimants Douglas Anderson, Gen. Russel Honore, and AmeriGuard Security Services, Inc. (collectively, “Counterclaimants”) in this matter. I make this declaration in support of Counterclaimants’ Application for Temporary Restraining Order on Order Shortening Time and Motion for Preliminary Injunction.

2.             The relief sought through the temporary restraining order is limited in scope and is intended primarily to preserve the current composition of the Board of Directors of AmeriGuard Security Services, Inc. (“AGSS”). The requested TRO will prevent any unauthorized interference with the corporate governance of AGSS by maintaining the status quo and preventing recently and improperly appointed purported board members from exercising authority or taking actions detrimental to the corporation and its stakeholders.

3.             As set forth in detail in the accompanying application, Counterdefendant Garcia has recently undertaken unauthorized actions in attempt to alter the composition of the AGSS Board of Directors. Among other actions, Garcia submitted an Amended List of Directors to the Nevada Secretary of State without proper authority or legal justification. If immediate injunctive relief is not granted, these improperly designated individuals may attempt to act on behalf of AGSS in violation of its governing documents and applicable Nevada law.

4.             This matter should be heard on shortened time to ensure that the relief requested is effective without further harm to AGSS or its shareholders. Garcia’s ongoing actions, if left unchecked, pose an imminent threat to the company’s operations and corporate stability.

I declare under penalty of perjury under the laws of the State of Nevada that the foregoing is true and correct to the best of my knowledge.

Executed this 25th day of June, 2025.

/s/ David R. Koch
David R. Koch

ORDER SHORTENING TIME

Based on the Declaration of counsel and good cause appearing, IT IS ORDERED that COUNTERCLAIMANTS’ APPLICATION FOR TEMPORARY RESTRAINING ORDER ON ORDER SHORTENING TIME AND MOTION FOR PRELIMINARY INJUNCTION shall be heard on the 2nd day of July, 2025 at the hour of 1:30 PM in Department 9.

Dated this 26th day of June, 2025

/s/ Maria Gall

F34 DA1 42E4 9841
Maria Gall
District Court Judge

The hearing date/time may be changed by stipulation and order; the court is available at 1:30 PM any day next week, 6/30-7/3 or the following week, 7/7-7/10.

Plaintiffs/Counterdefendants may file a written opposition at least 24 hours in advance of the hearing or they may argue their position without a written filing.

The court intends that the TRO hearing will be argument only (i.e., no witness testimony). Depending on the TRO hearing, the court may hold an evidentiary hearing on the PI motion.

Defendants/Counterclaimants need to file the declaration/exhibits supporting the TRO/PI motion into the record.

Please bring copies of proposed orders either granting or denying the TRO to the hearing so that the court can potentially enter one or the other, with possible interlineations.

MEMORANDUM OF POINTS AND AUTHORITIES

I.              INTRODUCTION

AGSS is a Nevada corporation that among other things, provides armed guard services to government agencies, transportation services to the Veterans Administration, and monitoring of on-premises security systems for residential and commercial properties. As part of its business, AGSS provides armed security services to federal agencies, including but not limited to offices of the Social Security Administration in North Carolina. AGSS is publicly traded on the OTCXQ market under the stock ticker “AGSS.”

Pursuant to AGSS’ bylaws, AGSS is managed and directed by a Board of Directors (“Board”). In June 2023, the Board was fixed to three (3) members, and this remains to date. At that time and until recently, the Board consisted of two independent directors, (1) Director Anderson and (2) Director Honoré and (3) Counterdefendant Garcia, who also served as President and Chief Executive Officer (“CEO”) of AGSS.

In recent months, Counterdefendant Garcia, in concert with Counterdefendants Cashen, Slatic, and Goossen, has acted in blatant disregard of his fiduciary duties and the law. These unlawful and unauthorized actions include, but are not limited to, purposefully concealing from the independent Board members his arrest, subsequent criminal proceedings, and suspension of his North Carolina business license for months, suspiciously directing Counterdefendant Goossen to transfer over $32,000 in AGSS funds to a third-party consultant and his friend, Counterdefendant Cashen, in direct violation of Board policies, and attempting to expand the Board beyond its permitted number. Counterdefendant Garcia undertook these actions with the intention to mislead the Board and prevent further investigation into his improper and unlawful actions by the independent Board members. Quite simply, Counterdefendant Garcia intentionally and brazenly engaged in repeated unlawful actions to conceal material information to the Board.

On June 12, 2025, after careful consideration, Director Anderson and Director Honoré properly removed Counterdefendant Garcia from his role as President and CEO of AGSS. Despite his removal and his utter lack of authority to make any decisions on behalf of AGSS, Counterdefendant Garcia continues to wreak havoc and turmoil on the company. He claims his authority derives from his majority ownership of AGSS, but such a claim has no basis in AGSS’ governing documents. In the days since June 12, 2025, Counterdefendant Garcia, in conjunction with Counterdefendants Cashen and Slatic, has unlawfully signed a contract purportedly in the name of AGSS, attempted to remove Director Anderson and Director Honoré from their position on the Board and replace them with Counterdefendants Cashen and Slatic, attempted to reinstate himself as President and CEO of AGSS, filed an unauthorized and inaccurate Amended List with the Nevada Secretary of State claiming Counterdefendants Cashen and Slatic are Board members, and authorized the publishing of a fraudulent statement regarding the restructuring of the Board at AGSS. Counterdefendants’ actions have jeopardized the market value of the company and minority shareholders’ shares.

Counterdefendants’ actions to date are nothing short of an unlawful coup and usurpation of power. To prevent any further action by Counterdefendants and restore the Board with its lawful, and rightful members, AGSS respectfully asks this Court to enter a temporary restraining order prohibiting any action taken by Counterdefendants from taking effect and preventing any further action by Counterdefendants purportedly on behalf of AGSS, and thereafter enter a preliminary injunction to preserve the status quo while this litigation is pending.

II.            BACKGROUND

A.	Key Requirements According to Bylaws and the Compensation Committee

Two AGSS requirements frame Counterdefendant Garcia’s improper activities.

1.             The Board Cannot Be Expanded Unilaterally.

First, Counterdefendant Garcia is barred from expanding the Board. Under Section 3.1 of the AGSS Bylaws, the governing Board must consist of “not less than one nor more than nine members” and “the exact number. . .shall be fixed from time to time by the Board of Directors.” Declaration of Barak Cohen (“Cohen Decl.”), 2, Ex. A. Under Section 3.8, the Board may take any action upon written consent of all members of the Board. Id. (“[A]ny action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all the members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.”).

On June 14, 2023, pursuant to Section 3.8 and 3.1, all members of the Board agreed to fix the size of the Board to three (3) members. Cohen Decl., 3, Ex. B. (“[T]he Board desires to. . . fix the Board of Directors size to three (3) directors ”). At the time, the Board consisted of Director Anderson, an independent director, Director Honoré, an independent director, and Counterdefendant Garcia, who also served as the President and Chief Executive Officer. The fixed size of the Board has not been changed or modified by the Board, and this fixed size remains set at three (3) individuals.

In addition to fixing the size of the Board to three (3) members, the Board also unanimously agreed to the creation of a Compensation Committee and Audit Committee. Id. The Audit Committee’s purpose is, in relevant part, to ensure integrity of AGSS in all its actions, including financial disclosures and legal or regulatory obligations. Id., 4, Ex. C. The Board tasked the Audit Committee with, among other items, assisting the Board with their oversight responsibilities. The Compensation Committee’s purpose is to assist the Board in discharging its responsibility of overseeing compensation over AGSS’ executive officers and directors. The Board tasked the Compensation Committee with, among other responsibilities, approving fees and retention terms for any consultants or advisors hired by AGSS. Id., 5, Ex. D. Director Anderson and Director Honoré were appointed to serve on both committees. Id., 3, Ex. B. They have served on both committees since their inception and continue to serve on these committees to present date.

2.             The Compensation Committee Requires Pre-Approval for Consultants

Second, Counterdefendant Garcia may not hire outside service providers without Board approval. In December 2023, pursuant to their authority under the Compensation Committee Charter, see Id., 5, Ex. D, the Compensation Committee determined that any consultant or service provider must be approved by the Compensation Committee prior to that vendor’s hiring. Under these terms, the Compensation Committee was only permitted to approve a service provider after independent due diligence. Thus, after December 2023, no service provider could be hired or provided payment without the approval of the Compensation Committee.

B.	Counterdefendants Garcia and Goossen Unlawfully Transferred at Least $32,000 of AGSS Funds to Tesla Foundation and/or Counterdefendant Cashen

On or around May 30, 2025, Director Anderson and Director Honoré learned of Counterdefendants Garcia and Goossen’s unlawful and unauthorized transfer of over $32,000 in AGSS funds. During the Board meeting, Counterdefendant Goossen, who at the time served in a trusted financial leadership role at the company , identified payments to Tesla Foundation between February 26, 2025 to May 29, 2025. Id., 10, Ex. I. Counterdefendant Garcia disclosed that these payments were for “consulting” or, alternatively, for “one marketing seminar.” Id. He also identified, for the first time, Counterdefendant Cashen as his “friend with some level of experience.” Id.

Counterdefendant Garcia directed Counterdefendant Goosen to make the payments, and Counterdefendant Goosen, in his words, “simply follow [ed] the instructions of the CEO.” Id., 11, Ex. J. Subsequent records showed over $32,000 paid to the Tesla Foundation and/or Defendant Cashen. Id.

This spending surprised Director Anderson and Dierctor Honoré, as the Tesla Foundation was not a pre-approved service provider by the Compensation Committee. At no point did Counterdefendants Garcia or Goossen raise this third-party consultant with the Compensation Committee. Because neither the Tesla Foundation nor Counterdefendant Cashen had been pre- approved through the required approval process, no payments should have been made to either entity.

C.	The Board Quickly Responded to Counterdefendant Garcia’s Unlawful Money Transfers

Director Anderson and Director Honoré, in their capacities as members of the Compensation Committee, immediately met after discovering the unauthorized payments to the Tesla Foundation and/or Defendant Cashen. On May 31, 2025, the Compensation Committee unanimously agreed to cease any further payments to the Tesla Foundation and/or Counterdefendant Cashen because the Compensation Committee never approved Tesla Foundation as a service provider, per the required protocols. Id., 13, Ex. L. The Compensation Committee also unanimously agreed that no information should be shared with the Tesla Foundation and/or Counterdefendant Cashen, and neither Tesla Foundation nor Counterdefendant Cashen were authorized to represent or advise AGSS. Id.

In light of Counterdefendant Goossen’s role in authorizing and facilitating the improper payments to the Tesla Foundation and/or Defendant Cashen, the Compensation Committee agreed to change Counterdefendant Goossen’s role form Senior Controller to Senior Financial Accountant. Id. Under his role as Senior Financial Accountant, Counterdefendant Goossen was prohibited from representing AGSS, soliciting any outside investor, third-party investor, or investment bank on behalf of AGSS, and entering into any contracts hiring any employee, consultant, or third party on behalf of AGSS. Id. His scope of responsibilities was limited to bookkeeping, providing accurate calculations to billing clients, accounting, financial statement preparation, and assisting compliance personnel with required reporting and disclosure obligations. Id.

On or about June 2, 2025, Director Anderson and Director Honoré, in their capacity as members of the Compensation and Audit Committee sent a letter to Counterdefendant Goossen (i) directing Counterdefendant Goossen to cease all payments to the Tesla Foundation and/or Counterdefendant Cashen and (ii) informing Counterdefendant Goossen of his new role as Senior Financial Accountant.1 Id., 14, Ex. M.

[1]	Among other things, this letter also identified suspicious transactions between AGSS and purported related entities, including entities entirely owned and controlled by Counterdefendant Garcia, and requested substantiation related thereto.

D.	Counterdefendant Garcia Failed to Disclose to Independent Board Members Criminal Charges Brought Against Him

On December 16, 2024, Counterdefendant Garia was arrested at the Fresno Yosemite International Airport after the Transportation Security Authority (“TSA”) identified a loaded firearm in Counterdefendant Garcia’s belongings. Id., 6, Ex. E. The firearm was identified as a loaded Glock 27 pistol, with 11 rounds in the magazine and one in the chamber; Counterdefendant Garcia did not have a concealed weapons permit. Id. The arrest resulted in multiple criminal charges in Fresno County Superior Court in Fresno, California. Id. At the time of this arrest, Counterdefendant Garcia was President and CEO of AGSS. As such, he had an obligation to inform the Board of this action, as it could be material to the company. Specifically, Counterdefendant Garcia’s criminal proceeding could, and ultimately did, impact his ability to hold certain required business licenses for the provision of armed security, putting AGSS’ business is at risk. Despite multiple opportunities to present this information to the Board, Counterdefendant Garcia failed to do so.

The first Board meeting after Counterdefendant Garcia’s arrest occurred on January 31, 2025. According to the meeting minutes, Counterdefendant Garcia’s arrest was never discussed. Id., 7, Ex. F. The Board met again on March 28, 2025. According to the meeting minutes, the independent directors, Director Anderson and Director Honoré, directly asked Counterdefendant Garcia “to confirm that there [were] no material events or actions that could affect the corporation.” Id., 8, Ex. G. Despite knowledge of the arrest and subsequent criminal proceedings, Counterdefendant Garcia falsely “confirmed that there were no material events or actions that could affect the corporation.” Id. The Board reconvened on May 8, 2025. Similar to the March 28, 2025 meeting, the independent directors, Director Anderson and Director Honoré, directly asked Counterdefendant Garia “to confirm that there [were] no material events or actions that could affect the corporation.” Id., 9, Ex. H. Again, Garcia failed to provide any information regarding the arrest or criminal proceedings. Instead, he “confirmed that there were no material events or actions that could affect the corporation.” Id.

On May 30, 2025, the Board met for a fourth time. As was protocol, the independent members, Director Anderson and Director Honoré, specifically asked Counterdefendant Garcia “to confirm that there [were] no material events or actions that could affect the corporation.” Id., 10, Ex. I. According to the minutes, Counterdefendant Garcia “confirmed that there were no material events or actions that could affect the corporation.” Id.

E.	Counterdefendant Garcia Failed to Disclose to Independent Board Members the Suspension of His North Carolina Business License

Counterdefendant Garcia’s faulty decision-making does not end with the concealment of his criminal allegations and his unauthorized and unlawful payments to the Tesla Foundation and/or Counterdefendant Cashen. On May 16, 2025, the North Carolina Private Protective Services Board suspended Counterdefendant Garcia’s security guard and patrol business license. See Id., 12, Ex. K. This was certainly material to AGSS, as the license affected AGSS’ business providing armed security to the Social Security Administration in North Carolina. Like the criminal proceeding, this should have been immediately disclosed to the Board. Yet, once again, Counterdefendant Garcia intentionally withheld this information from the Board and misled them through his false representations in Board meetings.

On May 30, 2025, just 11 days after the suspension of Counterdefendant Garcia’s security guard and patrol business license, the Board met. As was protocol in Board meetings, the independent members, Director Anderson and Director Honoré, specifically asked Counterdefendant Garcia “to confirm that there [were] no material events or actions that could affect the corporation.” Id., 10, Ex. I. According to the minutes, Counterdefendant Garcia “confirmed that there were no material events or actions that could affect the corporation.” Id., 10, Ex. I. In light of what is now known, such a statement is baffling, as Counterdefendant Garcia was aware of both his criminal proceeding in Fresno County, California and the suspension of the North Carolina security guard and patrol business licenses held by both AGSS and Mr. Garcia himself.

To date, Counterdefendant Garcia has not disclosed his criminal proceeding or suspension of his North Carolina license to the Board. The Board learned of these actions far after these material events occurred and through sources other than Counterdefendant Garcia. These actions threaten the health and well-being of AGSS, specifically their continued ability to provide armed security services to their clients.

F.	Despite Counterdefendant Garcia’s Efforts at Deception, the Board Became Aware of His Criminal Actions and Responded Quickly

On or about June 5, 2025, Director Anderson and Director Honoré learned of Counterdefendant Garcia’s criminal proceeding involving his arrest for unlawful possession of a firearm at airport security. Upon learning this information, Director Anderson and Director Honoré, in their capacities as members of the Audit Committee, took immediate action to investigate this matter and the potential impact on AGSS.

On June 5, 2025, Director Anderson and Director Honoré, in their capacities as members of the Audit and Compensation Committees sent a letter to Counterdefendant Garcia requesting additional information, such as a copy of the case information, a description of the offenses, and an arrest date, to investigate whether the criminal matter was material. Cohen Decl., 15, Ex. N. Due to the severity of the issue and lack of disclosure for over six months, the letter requested a response within 24 hours. Id. Counterdefendant Garcia failed to respond. In hopes of obtaining the necessary information to perform their investigatory functions, Director Anderson and Director Honoré, in their capacities as members of the Audit Committee, sent a second letter to Counterdefendant Garcia on June 8, 2025. Id., 16, Ex. O. Due to the severity of the issue, the lack of disclosure for over six months, and the blatant disregard for the first letter, Director Anderson and Director Honoré requested a response by close of business on June 9, 2025. Once again, Counterdefendant Garcia never responded to this letter. Id. As of the date of this filing, Counterdefendant Garcia still has yet to provide a response to either the June 5 or June 8 letter.

G.	Counterdefendants Garcia, Cashen, and Slatic Improperly Attempted to Increase Board Size in Order to Hide Counterdefendant Garcia’s Criminal Actions

On June 12, 2025, Counterdefendant Garcia sent Director Anderson and Director Honoré a signed “Written Action,” purporting to appoint Counterdefendants Cashen and Slatic to the Board. Id., 17, Ex. P. This would have increased the Board from three members to five members, violating the June 14, 2023 action fixing the size of the Board to three members.

In light of Defendant Garcia’s purposeful concealment of his financial game-playing and criminal proceeding, repeated and blatant disregard for the Audit Committee’s investigatory requirements, and unlawful attempt to expand the Board beyond its fixed size, Director Anderson and Director Honoré, in their capacities as members of the Audit Committee, removed Counterdefendant Garcia from his role as President and CEO of AGSS on June 12, 2025. Id., 18, Ex. Q. Counterdefendant Garcia received notice of his removal the same day. Director Anderson was named as Interim President & CEO and Jason Bovell as Secretary, Treasurer, and Chief Financial Officer. Id.

Despite being removed as President and CEO on June 12, 2025, Counterdefendant Garcia proceeded to file an “Amended List” with the Nevada Secretary of State, fraudulently stating that Counterdefendants Cashen and Slatic were Board members at AGSS. Id., 19, Ex. R. In addition, on June 13, 2025, Counterdefendant Garcia unlawfully signed a contract with the Social Security Administration Office in North Carolina to extend armed security services. At this time, Counterdefendant Garcia had no authority to act on behalf of AGSS. Id., 20, Ex. S. Counterdefendant Garcia’s actions were undertaken to ensure that Counterdefendant Garcia could control the Board and prevent further investigation into his unlawful actions.

H.	The AGSS Audit Committee Responded to Counterdefendants Garcia, Cashen, Slatic, and Goossen’s Actions

Director Anderson and Director Honoré moved swiftly to end Counterdefendant Garcia’s unlawful and unauthorized actions. On June 18, 2025, AGSS sent cease-and-desist letters to all Counterdefendants. Coehn Decl., 21, Ex. T. The cease-and desist letters demanded Counterdefendant Garcia cease his unlawful actions in attempting to act on behalf of AGSS, Counterdefendants Cashen and Slatic cease all actions on behalf of AGSS, as their purported appointment lacked merit and was without effective, and Counterdefendant Goossen cease all authorized activities purportedly taken in the name of AGSS, including but not limited to following Counterdefendant Garcia’s directives regarding money transfers. Id. A formal document preservation demand properly accompanied each letter, notifying the Counterdefendants that they must preserve documents and electronically stored information related to the corporate actions in dispute. As detailed below, the need for immediate judicial intervention is great as Director Anderson and Director Honoré understand that Counterdefendant Goossen has deleted email relevant to this dispute, despite his document preservation obligations.

I.	Counterdefendants Garcia, Cashen and Slatic Attempted, and Still Attempt, to Seize the Board Unlawfully and Make False Statements Regarding Their Positions at AGSS

On June 20, 2025, Defendant Garcia, Cashen, and Slatic attempted to stage a coup to overtake the AGSS Board. The coup struck AGSS on all fronts:

■	Counterdefendant Garcia, purportedly on behalf of AGSS and in his capacity as majority shareholder, attempted to remove Director Anderson and Director Honoré from their positions on the Board, including their positions on the Compensation and Audit Committees. Cohen Decl., 22, Ex. U. Their positions on the Compensation and Audit Committees were to be filled by Counterdefendants Cashen and Slatic. Id.

■	Counterdefendants Cashen and Slatic, purportedly in their roles as members of the Board and on behalf of AGSS, unlawfully attempted to remove Director Anderson as President & CEO and restore Counterdefendant Garcia as President & CEO. Id.

■	In conjunction with the attempt to oust Director Anderson and Director Honoré, Counterdefendant Garcia, purportedly on behalf of AGSS, authorized a press release, fraudulently announcing that Counterdefendant Garcia had removed Director Anderson and Director Honoré from the AGSS Board and appointed Counterdefendants Cashen and Slatic.[2]

J.	Counterdefendant Goossen Blatantly Ignored the Formal Document Preservation Demand and Deleted Hundreds of Relevant Emails

Counterdefendant Goossen has blatantly violated the June 18, 2025 document preservation demand. At the time of this filing, AGSS is aware of over 240 emails deleted by Defendant Goossen related to the ongoing corporate misconduct involving Counterdefendants Garcia, Goossen, and possibly others. Without Court intervention, AGSS fears Counterdefendant Goossen will continue to delete and destroy any documentary evidence related to this matter in an effort to conceal the Counterdefendants’ ongoing misconduct.

[2]	See Ameriguard Security Services Announces Leadership Overhaul, TIPRANKS.COM (June 20, 2025, 3:48 PM), https://www.tipranks.com/news/company-announcements/ameriguard-security-services-announces-leadership-overhaul, archived at https://perma.cc/WFH9-XY99.

K.	Counterdefendants Actions Have Significantly and Irreparably Harmed AGSS, and Further Harm is Imminent

In less than two weeks since Counterdefendant Garcia’s removal as President and CEO, Counterdefendant Garcia, in concert with Counterdefendants Cashen and Slatic, has taken multiple unlawful and unauthorized actions purportedly in the name of AGSS. These actions have included, but are not limited to, signing a contract with the Social Security Administration in North Carolina, filing a fraudulent Amended List with the Nevada Secretary of State, attempting to remove Director Anderson and Director Honoré from their rightful Board positions, and authorizing false press statements about the restructuring of AGSS’ Board. These actions have caused and continue to cause instability and chaos at AGSS. Beyond an immediate financial harm to the company regarding its stock price, AGSS faces the imminent and unquantifiable ripple effects of harm to existing client relationships, including, without limitation, those with the federal government, and AGSS’ reputation and goodwill in the armed security industry. Without immediate Court intervention, AGSS will undeniably suffer further irreparable harm at the hands of Counterdefendants.

III.           LEGAL STANDARD

Preliminary injunctive relief is appropriate and necessary to maintain the “status quo” pending a final judgment on the merits. See Park Dist. Holdings, LLC v. Sake Rok, LLC, No. 82491-COA, 2021 WL 4350570 at *2 (Nev. Ct. App. Sept. 23, 2021) (“[A] preliminary injunction serves to preserve the status quo until trial.”). “Even if the act causing the injury has been completed before the action is instituted, a . . .injunction may be grated to restore the status quo. Memory Gardens Las Vegas, Inc. v. Pet Ponderosa Memorial Gardens, Inc., 492 P.2d 123, 124 (Nev. 1972).

A court has “sound discretion” to issue preliminary injunctive relief, whether through a temporary restraining order, a preliminary injunction, or both. See Univ.& Cmty. Coll. Sys. Nevada v. Nevadans for Sound Gov’t, 100 P.3d 179, 187 (Nev. 2004); see also Dangberg Holdings Nevada, LLC v. Douglas Bounty & its Bd. Cty. Comm’rs, 978 P.2d 311, 321 (Nev. 1999) (explaining that ex parte motions “are frequently and commonly permitted under the Nevada law and practice. . . as in the case of an application for an injunction to prevent irreparable injury which would result from delay, and where there is no plain, speedy and adequate remedy at law.”) (internal quotations omitted).

To obtain preliminary injunctive relief, whether a temporary restraining order or preliminary injunction, a party must show (1) a reasonable likelihood of success on the merits, and (2) a reasonable probability that, if injunctive relief is not provided, irreparable harm will result. Nevadans for Sound Gov’t, 100 P.3d at 187. In showing a reasonable likelihood of success on the merits, “the moving party need not establish certain victory on the merits.” Shores v. Glob. Experience Specialists, Inc., 422 P.3d 1238, 1242 (Nev. 2018). Rather, “because preliminary injunctions are necessarily granted on incomplete evidence,” the moving party must only “make a prima facie showing through substantial evidence.” Id. “Substantial evidence” is simply “that which a reasonable mind might accept as adequate to support a conclusion.” Finkel v. Cashman Prof’l, Inc., 270 P.3d 1259, 1262 (Nev. 2012) (internal quotations omitted).

In addition to the factors above, a court will also consider “the potential hardships to the relative parties and others, and the public interest.” Nevadans for Sound Gov’t, 100 P.3d at 187; see also ADVD Holdings, LLC v. Taproot Holdings NV, LLC, No. 86451, 2024 WL 3841693 at * 2 (Nev. Aug. 14, 2024) (emphasizing that “weighing the parties’ relative hardships and the public interest in preserving the status quo” is appropriate when evaluating the request for preliminary injunctive relief).

IV.           ARGUMENT

The threat of Counterdefendants’ ongoing misconduct easily surpasses the showing required to justify preliminary relief. Accordingly, this Court should enter a temporary restraining order (1) prohibiting the appointment of Counterdefendants Cashen and Slatic to the Board, including any position on the Compensation and Audit Committees, (2) prohibiting Counterdefendants Cashen and Slatic from assuming Board positions or any role in AGSS, including any position on the Compensation and Audit Committees (3) prohibiting the removal of Director Anderson and Director Honoré from the Board, (4) prohibiting the reinstitution of Counterdefendant Garcia as CEO of AGSS, (5) prohibiting Counterdefendants Garcia, Cashen, and Slatic from making or publishing any further false statements regarding their purported positions at and on the Board of AGSS, (6) prohibiting Counterdefendants Garcia, Cashen, and Slatic from taking any further action on behalf of AGSS, (7) prohibiting Counterdefendants Garcia, Cashen, Slatic, and Goosen from deleting any relevant documents related to this matter in accordance with the Formal Document Preservation Demand that each Defendant received on June 18, 2025, and (8) requiring Counterdefendants Garcia, Cashen, Slatic, and Goossen to comply with the Formal Document Preservation Demand, and thereafter a preliminary injunction during the pendency of this litigation.

A.	AGSS Has a Reasonable Likelihood of Success on the Merits of its Claims.

1.             Breach of Fiduciary Duty

To succeed on a claim of breach of fiduciary duty, a plaintiff must show (1) the existence of a fiduciary duty, (2) breach of that duty, and (3) damages as a result of the breach. Guzman v. Johnson, 483 P.3d 531, 538 (Nev. 2021). In the corporate context, directors and officers, as well as controlling shareholders, owe fiduciary duties to the corporation. See id. at 536 (“A director is a fiduciary. So is a dominant or controlling stockholder or group of stockholders. Their powers are powers in trust.”) (internal citations omitted); see also NRS 78.138(1). A director or officer breaches their fiduciary duties when the fail to act in good faith and their breach involves intentional misconduct, fraud, or a knowing violation of law. NRS78.138(7) (a), (b).

AGSS is likely to succeed on its breach of fiduciary duty claim against Counterdefendant Garcia because Counterdefendant Garcia owed a fiduciary duty to AGSS, breached that fiduciary duty, and AGSS has suffered harm as a result of that breach.

As an initial matter, Counterdefendant Garcia owed a fiduciary duty to AGSS in his role as a director, officer, and majority shareholder of AGSS. See Johnson, 483 P.3d at 536 (“A director is a fiduciary. So is a dominant or controlling stockholder or group of stockholders. Their powers are powers in trust.”) (internal citations omitted); see also NRS 78.138(1).

Moreover, Counterdefendant Garcia breached that duty on multiple occasions through his repeated intentional misconduct and fraud.

To begin, Counterdefendant Garcia withheld material information from the Board for months, including his criminal proceeding and suspension of his North Carolina security guard and patrol business license by the North Carolina Private Protective Services Board. Counterdefendant Garcia has ample opportunity to disclose these actions.

As for the criminal proceeding, the Board met on four separate occasions after his arrest. During at least three of those meetings, Director Anderson and Director Honoré, directly asked Counterdefendant Garcia “to confirm that there [were] no material events or actions that could affect the corporation.” Cohen Decl., 7-10, Exs. F-I. Each time, despite knowing of his arrest and criminal proceeding, Counterdefendant Garcia failed to disclose anything and simply “confirmed that there were no material events or actions that could affect the corporation.” Id.

Regarding the suspension of his North Carolina security guard and patrol business license, the Board convened a mere 11 days after the suspension. When directly asked about any material actions that could affect the corporation, Counterdefendant Garcia intentionally failed to disclose the license suspension. Counterdefendant Garcia never personally disclosed these actions to the Board. Rather, the Board is only aware of them through other sources and its reasonable investigation into Counterdefendant Garcia in anticipation of filing this action.

Beyond the intentional concealment of material information from the Board, Counterdefendant Garcia repeatedly took action that directly violated Board policies and procedures in order to hide his misconduct. These include, but are not limited to (i) authorizing Counterdefendant Goossen to transfer at least $32,500 from February to March 2025 to the Tesla Foundation and/or Counterdefendant Cashen, without the required pre-approval; (ii) continuing to take multiple actions purportedly on behalf of AGSS after his removal as President & CEO on June 12, 2025, (iii) attempting to appoint Counterdefendant Cashen and Slatic to the Board, despite knowing that the Board was fixed at three (3) members, (iv) attempting to remove Director Anderson and Honoré from their rightful Board positions during a formal investigation of Garcia and Goossen’s potential wrongdoing in a manner inconsistent with the Board’s governing procedures, fiduciary standards, and public company requirements, and (v) repeatedly filing false statements – in both an Amended List to the Nevada Secretary of State and a public article – regarding the purported positions of Counterdefendants Garcia, Cashen, and Slatic at AGSS. 3 Cohen Decl., 719, Ex. R.

Furthermore, AGSS has suffered harm as a result of Counterdefendant Garcia’s various breaches of his fiduciary duty. The concealment of the criminal proceeding and suspension of the North Carolina security guard and patrol business license, permitted the Board to act on false information, which jeopardized the company. In addition, each breach of fiduciary duty harmed the value and credibility of AGSS as a publicly traded company. Counterdefendant Garcia’s actions have caused a steep decline in AGSS’ stock price, which as of June 2025, was at a mere $0.24 per share.

For all of these reasons, AGSS is likely to succeed on its breach of fiduciary duty claim.

2.             Conversion

To succeed on a claim of conversion, a plaintiff must demonstrate that “an owner is deprived of their property by the wrongful act of another who assumes dominion over the property.” Blige v. Terry, 540 P.3d 421, 431 (Nev. 2023); see also Evan v. Dean Witter Reynolds, Inc., 5 P.3d 1043, 1048 (Nev. 2000) (defining conversation as “a distinct act of dominion wrongfully exerted over personal property in denial of, or inconsistent with, title or rights therein or in derogation, exclusion or defiance of such rights”) (internal citations omitted). Conversion can occur to both tangible and intangible property. Terry, 540 P.3d at 431; see also M.C. Multi-Family Dev., LLC v. Crestdale Assocs., Ltd., 193 P.3d 536, 543 (Nev. 2008) (expressly rejecting “the rigid limitation that personal property must be tangible in order to be the subject of a conversion claim.”). An intangible property right exists when “(1) there is an interest capable of precise definition, (2) the interest is capable of exclusive possession or control, and (3) the putative owner has established a legitimate claim to exclusivity.” Crestdale Assocs., Ltd., 193 P.3d at 543 (Nev. 2008). The act of conversion must be unlawful, which includes possession without the owner’s consent. Terry, 540 P.3d at 431 (quoting Saunders v. Mullinix, 72 A.2d 720, 722 (Md. 1950)).

AGSS is likely to succeed on its conversion claim against Counterdefendants Garcia and Goossen. The Compensation Committee of the Board determined that any consultant or service provider must be approved by the Compensation Committee prior to hiring. The Compensation Committee was only permitted to approve a service provider after independent due diligence. Thus, no service provider could be hired or provided payment without the approval of the Compensation Committee. From February 2025 to May 2025, Counterdefendant Garcia instructed Counterdefendant Goossen to make multiple payments totaling more than $32,000 in AGSS funds to Tesla Foundation and/or Defendant Cashen, neither of whom were pre-approved service providers by the Compensation Committee. In providing these instructions Counterdefendant Garcia intended to transfer the AGSS funds to the Tesla Foundation and/or Defendant Cashen. Counterdefendant Goossen followed these instructions and transferred the AGSS funds to Tesla Foundation and/or Defendant Cashen, in violation of the established pre-approval protocols and requirements. See Terry, 540 P. 3d at 431 (“The effect of the act is critical to conversion. . . and thus conversion is sufficiently shown when an owner is deprived of their property by the wrongful act of another who assumes dominion over the property.”). For all these reasons, AGSS is likely to succeed on its conversation claim against Counterdefendants Garcia and Goossen.

In addition, AGSS is likely to succeed on its conversion claim against Counterdefendants Garcia, Cashen, and Slatic. A Board seat is an intangible property right subject to conversion. Terry, 540 P.3d at 431 (“Conversion does not require a manual or physical taking of property. . . Indeed, tangible and intangible property alike can be converted.” First, a AGSS Board seat is capable of a precise definition, as it provides a right to manage the “business and affairs” of AGSS through “all such powers” of AGSS. Cohen Decl., 2, Ex. A, 3.3; see also Crestdale Associate, Ltd., 193 P.3d at 543 (finding a contractor’s license capable of a precise definition because the license provided “the right to engage in certain approved instances of construction and development”). Second, a AGSS Board seat is capable of exclusive possession or control because only the individual named to a Board seat may exercise the right to manage AGSS. Crestdale Associate, Ltd., 193 P.3d at 543 (finding a contractor’s license capable of exclusion possession or control because “only the individual or entity named on the license” can legally use it). Third, Director Anderson and Director Honoré established a legitimate claim of exclusivity to the Board seats because they were properly and rightfully appointed to the AGSS Board seats in accordance with Nevada laws, the AGSS bylaws, and the AGSS Articles of Incorporation. Id. On June, 20, 2025, Counterdefendants Garcia, Cashen, and Slatic unlawfully attempted to remove Director Anderson and Director Honoré from their Board positions and replace these positions with Defendant Cashen and Slatic, who had no lawful right to such positions. Cohen Decl., 22, Ex. U. For all these reasons, AGSS is likely to succeed on its conversation claim against Counterdefendants Garcia, Cashen, and Slatic.

[3]	See Ameriguard Security Services Announces Leadership Overhaul, TIPRANKS.COM (June 20, 2025, 3:48 PM), https://www.tipranks.com/news/company-announcements/ameriguard-security-services-announces-leadership-overhaul, archived at https://perma.cc/WFH9-XY99

3.             Fraud

To succeed on a claim of fraud, based upon a fraudulent misrepresentation, a plaintiff must demonstrate (1) a false representation made by the defendant, (2) the defendant’s knowledge or belief that the representation was false, (3) the defendant’s intention to induce the plaintiff to act or to refrain from acting in reliance upon the misrepresentation, (4) the plaintiff’s justifiable reliance upon the misrepresentation, and (5) damage to the plaintiff resulting from such reliance. Bulbman, Inc. v. Nevada Bell, 825 P.2d 588, 592 (Nev. 1992). In determining if there is a false representation, the plaintiff need not show an express misrepresentation. Epperson v. Roloff, 719 P.2d 799, 803 (Nev. 1986). Rather, a defendant may still be liable for fraudulent misrepresentation by making “a representation which is misleading because it partially suppresses or conceals information.” Id.

AGSS is likely to succeed on its fraud claim. First, Counterdefendant Garcia made at least three separate false representations to the Board on March 28, May 8, and May 30, 2025. In each of these Board meetings, Counterdefendant Garcia was directly asked to confirm that there [were] no material events or actions that could affect the corporation.” Cohen Decl., 7-10, Exs. F-I. On each of these occasions, Counterdefendant Garcia “confirmed that there were no material events or actions that could affect the corporation.” Cohen Decl., 7-10, Exs. F-I. This confirmation was a fraudulent statement as it misled the Board through the concealment of relevant information, specifically Counterdefendant Garcia’s arrest and suspension of his North Carolina security guard and patrol business license.

Second, Counterdefendant Garcia knew that his confirmation of no material events or action was false. Counterdefendant Garcia was arrested on December 16, 2024. Cohen Decl., 6, Ex. E. Thus, at each of the three meetings – on March 28, May 8, and May 30, 2025 – Counterdefendant Garcia knew that he had been arrested and faced a subsequent criminal action, which undoubtedly qualified as a “material event or action.” On May 16, 2025, the North Carolina Private Protective Services Board suspended Counterdefendant Garcia’s security guard and patrol business license, as well as that of AGSS. Cohen Decl., 12, Ex. K. Thus, on May 30, 2025, when Counterdefendant Garcia confirmed there were no material events or actions that could affect the company he knew this was false because his North Carolina security guard and patrol business license had been suspended approximately 11 days earlier. The suspension of Mr. Garcia’s North Carolina security guard and patrol business license was certainly a “material event or action.”

Third, by falsely confirming a lack of material events to the Board, Counterdefendant Garcia intended to mislead the Board, specifically Audit Committee, to prevent further investigation into his criminal matter and business license suspension.

Fourth, AGSS, specifically the independent Board Members, Director Anderson and Director Honoré reasonably relied upon Counterdefendant Garcia’s statements because Counterdefendant Garcia had a fiduciary duty to disclose any materials facts to the Board. Director Anderson and Director Honoré reasonably believed that Counterdefendant Garcia would abide by these fiduciary duties and immediately disclose any material facts that could impact AGSS, as required by the AGSS governing documents.

Fifth, as a result of Counterdefendant Garcia’s purposeful concealment, AGSS suffered harm. Specifically, AGSS did not become aware of Counterdefendant Garcia’s criminal proceeding and business license suspension until months after the fact. Upon learning this, AGSS acted. However, by failing to have this information in real time, AGSS could not act swiftly. As a result, Counterdefendant Garcia was permitted to maintain his position as President and CEO under false pretenses. In addition, these material omissions permitted Counterdefendant Garcia to secure and retain board control.

For all these reasons, AGSS is likely to succeed on its fraud claim.

4.             Declaratory Judgment

A declaratory judgment may be obtained when (1) there is a justiciable controversy, which is a controversy in which a claim of right is asserted against one who has an interest in contesting it, (2) the controversy is between individuals with adverse interests, (3) the party seeking declaratory relief has a legally protectible interest, and (4) the issue in the controversy is ripe for judicial determination. Kress v. Corey, 189 P.2d 352, 364 (Nev. 1948).

AGSS is likely to succeed on its claim for declaratory judgement. First, there is undeniably a justiciable controversy between AGSS and Counterdefendants Garcia, Goossen, Cashen, and Slatic, who each assert a claim of right regarding the Board positions. Second, there are adverse interests between AGSS, on one hand, and Counterdefendants Garcia, Goossen, Cashen, and Slatic because Counterdefendants claim a right to board positions and continue to act on behalf of AGSS, but AGSS contests the validity of those Board appointments and Counterdefendants actions. Third, AGSS has a legally protectible interest in this matter, as it is the one facing immediate harm as a result of Counterdefendants actions. Fourth, the issues in this controversy such as, without limitation, whether Counterdefendant Garcia’s actions to unilaterally expand the size of the AGSS Board were inappropriate and unlawful and whether the removal Director Anderson and Director Honoré from the Board were unauthorized and unlawful —are ripe for judicial determination. For all of these reasons, AGSS is likely to succeed on its claim for declaratory judgment.

B.	AGSS is Likely to Suffer Irreparable Harm Without Preliminary Relief.

“Irreparable injury exists where compensatory damages are inadequate.” Park District Holdings, LLC v. Sake Rok, LLC, No. 82491-COA, 2021 WL 4350570 at *2 (Nev. Ct. App. Sept. 23, 2021). Without injunctive relief preventing Counterdefendants continued actions, AGSS is likely to suffer irreparable harm in at least three significant ways.

First, Counterdefendants’ continued actions, purportedly on behalf of AGSS, are unauthorized and unlawful, which creates irreparable injury. Specifically, Counterdefendants Garcia, Cashen, and Slatic’s filing of an Amended List with the Nevada Secretary of State fraudulently claiming that Counterdefendants Cashen and Slatic were Board members and authorizing the publication of a false press release indicating changes to the AGSS Board connect AGSS with false statements to both the state and the public. AGSS, through its rightful Directors, Counterclaimants Anderson and Honoré, are now left to answer for the false statements and lies told in the name of AGSS. In addition, Counterdefendant Garcia’s actions to conceal his unlawful and unauthorized actions, including the concealment of his criminal proceeding and suspension of his North Carolina business license, now threaten the basic financial security of AGSS. AGSS has only recently become aware of these actions and could not address them at the time of their occurrence. AGSS’ lack of action at the time of these criminal proceedings—December 2024— and business license suspension—May 2025—may be viewed as condoning these actions. To be clear, if AGSS’ independent directors, Director Anderson and Director Honoré had been aware of this criminal proceeding and business license suspension, as they should have been, they would have removed Counterdefendant Garcia from his CEO position immediately upon notification. Instead, AGSS permitted Counterdefendant Garcia to remain as President & CEO for longer than he should have under false pretenses. This permitted Counterdefendant Garcia to continue his egregious behavior, including stealing AGSS funds to provide to the Tesla Foundation and/or Counterdefendant Cashen.

Second, Counterdefendants continued actions threatens AGSS’ current client relationships and prospective client relationships, which puts AGSS’ very existence at risk. See Doran v. Salem Inn, Inc., 422 U.S. 922, 932 (1975) (providing that “substantial loss of business and perhaps even bankruptcy” qualify as irreparable harm in an analysis for preliminary relief). The continued disruption and chaos of Codefendants’ actions undermine the value and credibility of AGSS in the armed services sector. See Herb Reed Enters., LLC v. Florida Entm’t Mgmt., Inc., 736 F.3d 1239, 1250 (9th Cir. 2013) (finding that “[e]vidence of loss of control over business reputation and damage to goodwill could constitute irreparable harm.”). In addition, AGSS has contracts with federal agencies, such as the Social Security Administration of North Carolina. Counterdefendants’ actions threaten these federal contracts, as such contracts are dependent on compliance and integrity.

Third, Counterdefendants’ actions will force corporate records, funds, and decision- making into the hands of unqualified and complicit directors. Control by such directors will unquestionably lead to further efforts to hide criminal conduct, siphon corporate funds, and reduce the company’s share value.

C.	The Balance of Equities Weighs in Favor of Preliminary Relief.

The balance of equities weighs heavily in AGSS’ favor. AGSS is in this position through no fault of its own. AGSS, through the actions of Director Anderson and Director Honoré, attempted to remove Counterdefendant Garcia from his position as President& CEO, and sent each Counterdefendant a cease-and-desist letter in an attempt to avoid litigation. Counterdefendant Garcia, with the assistance of Counterdefendant Cashen, Slatic, and Goossen, brazenly violated his fiduciary duties to the Company, and as a result, was properly removed as President and CEO. Despite this removal, Counterdefendant Garcia refuses to stop his unlawful and unauthorized actions on behalf the Board. His actions threaten the very existence of AGSS.

Conversely, Counterdefendants have no reasonable basis for asserting a hardship. Counterdefendants Garcia, Cashen, and Slatic have no rightful claim to their purported roles at AGSS. Their removal of Director Anderson and Director Honoré are without force or merit, as are their replacements to Director Anderson and Honoré’s board seats. AGSS seeks only to restore the status quo, which has been defined as “the last contested status which preceded the pending controversy.” Tanner Motor Livery, Ltd. v. Avis, Inc., 316 F.2d 804, 809 (9th Cir. 1963). In this case, it is restoring Director Anderson and Honoré to their rightful positions on the Board and maintaining Counterdefendant Garcia removal as President & CEO.

D.	Preliminary Relief is in the Public Interest.

A temporary restraining order, and thereafter a preliminary injunction, is in the public interest. ASGG is a publicly traded company on the OTCXQ market. There is a strong public interest in ensuring that publicly traded companies are governed by Directors who act lawfully, transparently, and in the best interests of their companies. Furthermore, there is a public interest in ensuring that shareholders are investing in companies with sound and lawful direction.

E.	The Required Bond Should be Nominal.

A temporary restraining order or preliminary injunction may only be issued “if the movant gives security in an amount that the court considers proper to pay the costs and damages sustained by any party found to have been wrongfully enjoined or restrained.” NEV. R. CIV. PRO. 65(c); see also Nutritional Additives Corp. v. Min-Ad, Inc., 544 P.2d 437 (Nev. 1976) (holding it was error to issue a preliminary injunction without requiring a bond). In this case, there is no possible damage to Counterdefendants because they do not have any lawful right to act on behalf of AGSS. As such, a de minimis bond should be ordered, in the amount equal to $500.

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V.            CONCLUSION

For these reasons, AGSS respectfully asks this Court to enter a temporary restraining order, and after the appropriate notice and hearing, enter a preliminary injunction to return and then maintain the status quo while AGSS pursues its counterclaims.

Dated: June 25, 2025

By:	/s/ David Koch
David Koch,
KING SCOW KOCH DURHAM LLC

Barak Cohen, Pro hac vice pending
BCohen@perkinscoie.com
PERKINS COIE LLP
700 Thirteenth Street, N.W., Suite 800
Washington, D.C. 20005-3960
Telephone: 202.654.6200
Facsimile: 202.654.6211

Attorneys for Defendants Douglas Anderson and
Gen. Russel Honoré and Counterclaimants
AmeriGuard Security Services, Inc. (Nevada),
Douglas Anderson, and Gen. Russel Honoré

CSERV

DISTRICT COURT

CLARK COUNTY, NEVADA

Lawrence Garcia, Plaintiff(s)	CASE NO: A-25-921392-B

vs.	DEPT. NO. Department 9

Douglas Anderson, Defendant(s)

AUTOMATED CERTIFICATE OF SERVICE

This automated certificate of service was generated by the Eighth Judicial District Court. The foregoing Order Shortening Time was served via the court’s electronic eFile system to all recipients registered for e-Service on the above entitled case as listed below:

Service Date: 6/26/2025

David Koch	dkoch@kskdlaw.com

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Norma Richter	nrichter@jfnvlaw.com

Andrea Eshenbaugh	andrea@kskdlaw.com

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Amanda Brandon	abrandon@sklar-law.com

David Barney	dbarney@sklar-law.com

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